Exhibit 4.10

AMENDMENT NO. 5
TO THE
RAI 401K SAVINGS PLAN

THIS AMENDMENT NO. 5 to the RAI 401k Savings Plan (the “Plan”), restated as of January 20, 2015, is made and entered into the 31st day of May, 2016.  The provisions of this Amendment shall be effective as of May 11, 2016.

W I T N E S S E T H:

WHEREAS, Reynolds American Inc. (“RAI”) maintains the Plan for the benefit of its employees and its subsidiaries and affiliates designated as participating companies; and

WHEREAS, the RAI Employee Benefits Committee (the “Committee”), by action taken on May 11, 2016 authorized an amendment to the Plan to revise the timing for cashing out small account balances under the Plan; and

WHEREAS, such action of the Committee further authorized the members of the Committee to perform any and all acts and execute any and all documents that they may deem necessary to effectuate the Committee’s resolutions;

NOW, THEREFORE, the Plan hereby is amended as follows:

1.

Section 7.04(f) of the Plan is hereby amended in its entirety to read as follows:

“(f)                Small Lump Sum Cash-Outs.  The foregoing notwithstanding, if the value of the Participant’s  vested Account does not exceed $1,000, a distribution shall be made to the Participant as soon as  administratively feasible after a written application for distribution has been received by the  Committee, valued as soon as administratively feasible after receipt of such application; provided; however, that if the Committee does not receive a written application for distribution within a period of time after the Participant’s Term of Employment determined by the Committee, the Account shall be valued and distribution shall be made in a lump sum in accordance with procedures established by the Committee.  For purposes of determining whether the value of a Participant’s vested Account does not exceed $1,000, the value of such Participant’s Rollover Contribution Account shall be taken into account.”

IN WITNESS WHEREOF, the undersigned member of the Committee has executed this Amendment No. 5 as of the day and year first written above.

RAI Employee Benefits Committee

By:	/s/ Constantine E. Tsipis
Constantine E. Tsipis
Secretary